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                                                                    EXHIBIT 99.1



                                                           FOR IMMEDIATE RELEASE



                          HELEN OF TROY PROVIDES SALES
                          AND EARNINGS ESTIMATE UPDATE


         EL PASO, TEXAS, DEC. 20 - Helen of Troy Ltd., (NASDAQ, NM: HELE) designer, developer and worldwide marketer of brand-name personal care products, today reported that sales for the third quarter ending November 30, 1999, will be at approximately the same level as last year's third quarter sales of $89 million. Helen of Troy expects third quarter earnings to be in the range of 18 - 20 cents per share, versus last year's third quarter net income of 37 cents per share. For the nine months ending November 30, 1999, net earnings are expected to be approximately 65 - 67 cents per share, including approximately 18 cents per share of investment gains, primarily attributable to the Company's investment in General Housewares, Inc.

         Gerald J. Rubin, chairman and chief executive officer stated that, "The decline in earnings is being driven by less than expected sales and reduced gross margins, combined with increased operating expenses, such as co-op and media advertising and related corporate overhead expenses. We currently believe that our fourth quarter results will be similarly affected by the same factors that adversely affected our third quarter results.

         "Our long term growth strategies, including additional licensing agreements and future acquisitions, remain unchanged as we continue to pursue new product innovations, accretive acquisitions and strong customer relationships," concluded Rubin.

         Third quarter results will be released on Tuesday, January 4, 2000.


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         Helen of Troy designs, produces and markets brand-name consumer products including hair dryers, curling irons, hair setters, women's shavers, brushes, combs, hair accessories, mirrors, artificial fingernails, foot baths and body massagers. The Company's products are sold primarily through mass merchandisers, drug chains, warehouse clubs and grocery stores under the licensed trade names of Vidal Sassoon, licensed from Procter & Gamble Co., Dr. Scholl's, licensed from Schering-Plough HealthCare Products, Inc., the trademark Revlon(R) licensed from Revlon Consumer Products Corporation and the trademark BARBIE (TM), owned by and used under license from Mattel, Inc. Helen of Troy's owned trade names include Dazey, Caruso, Karina and DCNL, with its Kurl*Mi, Heat*Mi, Detangle*Mi and Wrap*Mi lines of brushes and rollers. The Company also markets products under the Helen of Troy, Hot Tools, Hot Spa, Salon Edition, Gallery Series and Wigo trade names to the professional beauty salon industry.

         This press release may contain certain forward-looking statements, which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the company's financial results is included in the company's Form 10-K for the year ended February 28, 1999.